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                                                                   Exhibit 10.24

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made as of the 19th day of May, 1999 (the "Effective Date"), between Home Products International, Inc., a Delaware corporation (the "Company"), and James R. Tennant (the "Employee").

                                     RECITAL

         WHEREAS, the Employee has served as chief executive officer of the Company and the Company wishes to retain the Employee pursuant to the terms and provisions hereof.

                                     CLAUSES

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, the parties agree as follows:

         1. Employment. Subject to the terms and conditions contained in this Agreement, the Company employs the Employee as its Chairman and Chief Executive Officer and the Employee accepts such employment with the Company.

         2. Term. Unless earlier terminated in accordance herewith, the Employee's employment with the Company under this Agreement shall begin as of May 19, 1999 and continue until December 31, 2003 (the "Initial Term"). The Employee's term of employment with the Company will thereafter be subject to automatic one-year extensions commencing January 1, 2004 (each, a "Renewal Term") unless one party notifies the other in writing of an intention not to renew no less than 60 days prior to October 15th of the year in which the then-current Renewal Term expires. The Employee's actual term of employment with the Company under the Agreement, inclusive of the Initial Term and each Renewal Term or any shorter period will be collectively referred to as the "Term".

         3. Duties. During the Term, the Employee shall be the Chairman of the Company's Board of Directors (the "Board"), the Chief Executive Officer of the Company and a member of the Board. It is contemplated that, in connection with each annual meeting of shareholders (or action by written consent in lieu thereof) of the Company during the Term, the Board will nominate, and shareholders of the Company will elect, the Employee to the Board. The Employee shall report exclusively to the Board and shall have the powers and duties consistent with his position as the senior-most officer of the Company to whom all other officers shall report. During the Term (excluding any periods of vacation, sick leave or disability to which the Employee is entitled), the Employee shall devote his full business time to the business and affairs of the Company and use his best efforts to perform his duties and responsibilities.

         4. Other Activities. The Employee may (a) serve on corporate, civic or charitable boards or committees, (b) fulfill speaking engagements or teach at educational institutions or (c) manage personal investments, in each case to the extent that such activities do not materially interfere with the performance of his duties under this Agreement.

         5. Compensation. In consideration of the services Employee will perform for the Company under this Agreement, the Company shall compensate Employee, commencing on June 1, 1999, at an annual base salary of Four Hundred Thousand Dollars ($400,000), subject

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to review and increase, but not decrease, by the Board in December of each year of the Term, beginning in December, 1999. The Company shall pay the Employee such base salary in equal monthly installments, reduced solely by all applicable payroll and withholding taxes, and other legal garnishments. The Company shall compensate the Employee during the Term in an amount no less than the foregoing annual base salary amount, subject to upward adjustments as the Board, in its sole discretion, may determine.

         In addition to base salary, the Employee shall be entitled to receive such bonus, if any, as determined and payable in accordance with the Company's Executive Incentive Plan and Management Incentive Plan, as each may be amended and supplemented from time to time, the present terms of which as relate to the Employee are attached hereto as Exhibit A.

         6. Expenses. The Company shall reimburse the Employee for all reasonable and necessary expenses incurred by him in executing his duties on behalf of the Company; provided, however, that such reimbursement shall be conditioned upon the Employee's compliance with all policies adopted by the Company regarding expense reimbursement applicable to senior executives of the Company, including without limitation, policies regarding the documentation and timely submission of such expenses.

         7. Benefits Plans. During the Term, the Employee shall be entitled to participate in all of the Company's employee benefit plans that are from time to time applicable to senior executives of the Company, including any profit sharing plan, stock purchase plan and life, medical and other insurance plans in accordance with the terms of such plans. In addition, during the Term, the Company shall pay the annual premiums on Employee's existing Five Million Dollar ($5,000,000) term life insurance policy, issued by Valley Forge Life Insurance Company and known as Policy Number VIST007989, provided that such annual premiums do not exceed Seven Thousand Five Hundred Dollars ($7,500.00) in any year.

         8. Company Car. During the Term, the Employee will be provided a Company car which shall be a BMW 740iL or a substantially equivalent make and model at the Employee's option.

         9. Vacation. The Employee shall be entitled to vacation each calendar year during the Term in accordance with the Company's vacation policy for senior executives.

         10. Residence. The Employee shall not be required to move his principal business location from the Chicago metropolitan area in connection with this Agreement.

         11. Illness, Disability or Death. If during the Term, the Employee shall be unable to perform his material duties hereunder (as determined by a physician mutually agreed upon by the Employee and the Company and neither party shall unreasonably withhold his or its agreement) by reason of illness, physical or mental disability, or other incapacity for a period of one hundred eighty
(180) consecutive days, or any shorter periods aggregating one hundred eighty
(180) days in any twelve (12) month period, the Company may, at its sole option, terminate this Agreement by giving written notice to the Employee, effective as of the date set forth in such notice, which shall in no event be less than one
(1) year after the giving of such notice. During this time, the Employee shall be entitled to all compensation, benefits, rights and entitlements under this Agreement. Compensation shall, however, be reduced by any amount paid to Employee by any long-term disability insurance policy or coverage provided by the

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Company or for which the Company paid the premiums. If the Employee dies during the Term, this Agreement shall thereupon immediately and automatically terminate in its entirety; provided, however, that all payments which accrued to the Employee prior to the date of his death in accordance with the terms and conditions of the Company's employment manual to that effect, shall be paid to the Employee's estate or beneficiaries in accordance with the Company's standard payroll practices, or the terms of this Agreement if the terms of this Agreement differ from said payroll practices.

         12. Severance Pay. If the Company provides notice of intention not to extend this Agreement for any additional year pursuant to paragraph 2 hereof (a "Notice"), or otherwise terminates this Agreement at any time without Cause (as defined below), or if the Employee terminates this Agreement as a result of the Company's Material Breach (as defined in Section 14(c) below), then and in such event the Company shall pay the Employee (a) a one (1) time severance payment in an amount equal to the product of (i) three (3) times (ii) the sum of the amount of salary and bonus earned by the Employee pursuant to Section 2 hereof (or under a prior Employment Agreement, in the event that this Agreement shall not have been in effect for a full two-year period) during each of the two years immediately prior to the date of the Notice or termination divided by two (2), payable in fifteen equal monthly installments, and (b) during the two (2) year period immediately following the date of the termination, medical and other insurance benefits then provided to Employee pursuant to Section 7 hereof.

         13.   Change of Corporate Control.

               (a) Definitions. For purposes of this Agreement, a "Change of Control" shall have occurred upon notice that (i) any individual or entity (other than the Company, any subsidiary of the Company, any employee benefit plan or other compensation program or arrangement of the Company or of any subsidiary of the Company, or any person holding shares of the Company's common stock for or pursuant to the terms of any such plan, program or arrangement), alone, or together with its Affiliates (as defined below) and Associates (as defined below), shall become an Acquiring Person (as defined below); or (ii) the shareholders of the Company approve a definitive agreement for a merger or consolidation involving the Company which would result in the common stock of the Company outstanding immediately prior to such merger or consolidation continuing to represent (whether by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty percent (50%) of the combined voting power of the Company and such other entity outstanding immediately after such merger or consolidation; or (iii) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or (iv) the Continuing Directors (as defined below) no longer constitute a majority of the Board. "Acquiring Person" means any individual or entity who or which, together with all its Affiliates and Associates, has acquired 15% or more of the shares of the Company's common stock then outstanding. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). "Continuing Director" means any individual who is a member of the Board, while such individual is a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative or nominee of an Acquiring Person or of any such Affiliate or Associate, and was a member of the Board prior to the occurrence of a Change in Control, and any successor of a Continuing Director, while such successor is a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or representative or nominee of an

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Acquiring Person or of any such Affiliate or Associate, and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

Notwithstanding the preceding sentence, no person shall become an "Acquiring Person" as the result of (a) being a Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the outstanding shares of common stock of the Company on the date of this Agreement; (b) an acquisition by the Company of shares of its common stock which, by reason of reducing the number of its then outstanding shares of common stock, increases the percentage of its then outstanding shares of common stock Beneficially Owned by such person to 15% or more; (c) such person becoming the Beneficial Owner of 15% or more of the then outstanding shares of common stock, pursuant to a Permitted Offer (as defined in the Rights Agreement dated May 21, 1997 between the Company and Chase Mellon Shareholder Services); or (d) the acquisition by such person of newly-issued shares of common stock of the Company directly from the Company (it being understood that a purchase from an underwriter or other intermediary is not directly from the Company); provided, however, that if such person shall, after such acquisition by the Company, become the Beneficial Owner of any additional shares of common stock of the Company, then such person shall be deemed to be an "Acquiring Person"; provided, further, however, that any transferee from such person who becomes a Beneficial Owner of 15% or more of the shares of common stock of the Company then outstanding shall nevertheless be deemed to be an Acquiring Person. Notwithstanding the foregoing, if the Board determines in good faith that a person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such person divests as promptly as practicable (and in any event within ten (10) business days after notification by the Company) a sufficient number of shares of common stock so that such person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be an "Acquiring Person" for any purpose hereof.

               (b) Termination Following Change of Control. If Employee's active full-time employment with the Company terminates within one hundred eighty (180) days after a Change of Control, either voluntary or involuntary, whether by the Company or Employee:

                      (i) The Company shall pay the Employee on the date of such termination, in consideration for consulting services for the following twenty-four (24) months to be provided by the Employee, an amount equal to the difference between (A) $5 million and (B) the per share value of the Company's common stock at the closing of the event which is the culmination of the transaction(s) resulting from the Change of Control minus the exercise price per share of each stock option granted by the Company to the Employee pursuant to
Section 14 below multiplied by the number of shares of the Company's common stock underlying each such stock option granted by the Company to the Employee pursuant to Section 14 below; provided, however, that, in the event that the amount determined in accordance with this Section 13(b)(i) is negative, the Company shall not owe any payment to the Employee pursuant to this Section 13(b)(i); and

                      (ii) The Company shall pay the Employee a one (1) time payment in the amount of the product of (A) three (3) times (B) the sum of the amount of salary and bonus earned by the Employee pursuant to Section 2 hereof (or under a prior Employment Agreement, in the event that this Agreement shall not have been in effect for a full two-year period) during each of the two (2) years immediately prior to the date of the Change of Control

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divided by two (2), payable in one lump sum within five (5) business days following termination; and

                      (iii) During the two (2) year period immediately following the date of the termination of employment, the Company shall provide medical and other insurance benefits then provided to Employee pursuant to Section 7 hereof.

               (c) No Duplication. Notwithstanding anything to the contrary, if the Employee first becomes entitled to payment pursuant to Section 13(b) above, he shall not be entitled to severance payments under Section 12 above.

         14.   Stock Options.

               (a)    Prior Grants. Subject to the conditions identified in
Section 14(c) below and the vesting period identified in this Section, the Company has granted the Employee various options to purchase common stock of the Company (collectively, the "Stock Options").

               (b) New Grant. Subject to the conditions identified in Section 14(c) below and the vesting period identified in this subsection, the Company granted the Employee, on May 19, 1999, One Hundred Fifty Thousand (150,000) shares of the Company's common stock for a price of Eight Dollars and Twenty-Five Cents ($8.25) per share (collectively, the "New Stock Options"). The New Stock Options shall vest on a pro rata basis, with the Employee becoming entitled to exercise one-third (1/3) of each of the New Stock Options on May 19 of each of 1999, 2000 and 2001.

               (c) Forfeiture. The Stock Options and the New Stock Options and related rights set forth in this Agreement are personal to the Employee. Other than to his lineal descendants (directly or via trust exclusively for such descendants), the Employee therefore may not assign, pledge, alienate, devise or in any other manner transfer (voluntarily or involuntarily) all or any part of the Stock Options or the New Stock Options. The Employee's attempt to do so shall be void ab initio, and shall be without legal, beneficial or other effect and shall result in the complete termination of all Stock Options and New Stock Options of the Employee as well as the Employee's rights to exercise the same under this Agreement. Except as specifically prohibited by the Company's Stock Option Plans, the Stock Options and the New Stock Options granted in this Agreement (or otherwise) shall become immediately 100% vested and exercisable in accordance with their terms upon (i) the consummation of a Change of Control,
(ii) the Employee's death or receipt of notice of termination from the Company by reason of illness, physical or mental disability or other incapacity pursuant to Section 11 hereof, (iii) termination of this Agreement by the Company for any reason except for Cause or (iv) the Employee's termination of his employment with the Company as a result of the Company's Material Breach (as hereinafter defined). For purposes of this Agreement, "Material Breach" means, unless the Employee specifically agrees in writing that such event shall not be a Material Breach, any material breach of this Agreement by the Company, including, without limitation:

         (a) the failure of the Company to comply with the provisions of Section 3, 5, 6, 7 or 10 of this Agreement, including the failure by the Company to pay to the Employee any portion of his current or deferred compensation within seven
(7) days of the date such compensation is due;

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         (b) any material adverse change in the status, responsibilities or perquisites of the Employee;

         (c) any failure to nominate or elect the Employee as the Chairman and Chief Executive Officer of the Company or as a member of the Board;

         (d) causing or requiring the Employee to report to anyone other than, or in addition to, the Board; or

         (e) the assignment to the Employee of duties materially inconsistent with the Employee's position and duties described in this Agreement.

; provided, however, that, in the event that the Employee desires to terminate his employment for Material Breach, the Employee shall (i) furnish to the Board written notice of the charges against the Company, including a detailed description of the specific reasons which form the basis for the Employee's desire to terminate his employment for Material Breach, (ii) provide the Company with an opportunity to cure, within thirty (30) days of its receipt of such notice, such actions or failures to act which constitute the Employee's reasons for termination and (iii) in the event that the Company has not so cured within such thirty (30) day period, furnish a second written notice to the Board stating that he is terminating his employment for Material Breach.

The Employee's right to terminate his employment for Material Breach pursuant to this Section 14(c) shall not be affected by the Employee's incapacity due to physical or mental illness as set forth in Section 11 hereof. The Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Material Breach.

         15. Confidentiality. The Employee acknowledges that: (i) during the course of his association and employment with the Company, he will be in contact with suppliers and customers of the Company and will have access to the Company's, its affiliates' and their respective confidential and proprietary information including without limitation, their properties, research and development, accounts, books and records, sales, know-how, software, technology, inventions, techniques, profits, products, customers lists, requirements, suppliers, cost data, memoranda, devices, processes, methods, procedures, formulas, contract prices, pricing and other corporate activities, whether or not in written form or marked "Confidential", whether developed by the Employee or others, which relate to the business operations, research, development, engineering, products or activities of the Company and/or its affiliates (collectively "Confidential Information"); (ii) the Confidential Information constitutes "Trade Secrets" of the Company, within the meaning of the Illinois Trade Secrets Act; (iii) all documents, electronic, magnetic or other media and information which concern the Confidential Information are highly confidential and also constitute "trade secrets" as identified above; (iv) the Company has invested and will continue to invest considerable sums of money to obtain and maintain its Confidential Information; (v) the Company derives substantial economic benefit due to the confidentiality of its Confidential Information and inventions; (vi) the Company's competitors would obtain unfair economic and competitive advantages if its Confidential Information or inventions were divulged; (vii) the useful life of the Confidential Information based on general industry standards is unlimited; (viii) the Company has instituted procedures to maintain the confidentiality of its Confidential Information; (ix) the Company operates its business throughout the World (the "Restricted Territory"); and (x) the Confidential

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Information constitutes a highly significant factor in the Company's ability to conduct its business profitably.

         Recognizing that the disclosure or improper use of Confidential Information will cause serious and irreparable injury to the Company, the Employee agrees that he will not at any time, directly or indirectly: (i) disclose, assign or sell Confidential Information to any third party or otherwise use Confidential Information for his own benefit or the benefit of others unless previously authorized, in writing, by the Company to do so; (ii) attack, compromise, take any action or fail to take any action which could vitiate any of the Company's rights, titles or interests in any of its trade secrets, Confidential Information, inventions or "Assigned Intellectual Property" (as defined in Section 17 below); or (iii) disassemble or reverse engineer any of the Confidential Information, inventions or "Assigned Intellectual Property" for himself or others. The Employee's obligations under this Section shall remain in effect henceforth, notwithstanding termination of Employee's employment with the Company for any reason.

         16. Non-Competition, Non-Solicitation. The Employee agrees that, during the Term, and if the Employee is terminated for Cause (as defined below), is entitled to severance pay as provided in Sections 12 or 13 above, or voluntarily resigns, then for a period of twelve (12) months following such termination of the Employee's employment with the Company, he will not, directly or indirectly, alone or in association with others, either as a principal, agent, owner, shareholder, officer, director, partner, employee, lender, investor, consultant, manager or in any other capacity, engage in, have a financial interest in, or be in any way connected or affiliated with, or render advice or services to, any business which competes with the Company or its affiliates, including any entity engaged in the manufacture or distribution of any products which are manufactured, assembled or sold by the Company or its affiliates; provided, however, that (a) the Employee may own less than five percent (5%) of the outstanding securities of public companies which are engaged in the same business as the Company or its affiliates and (b) in the event of the termination of the Employee's employment with the Company for any reason, the Employee may work for a segment or business unit of a business which competes with the Company so long as the segment or unit for which he is working does not compete. The Employee further agrees that, during the Term, and in the event that the Employee is either terminated for Cause (as defined below), is entitled to severance pay as provided in Section 12 above or voluntarily resigns, then for a period of twelve (12) months following the termination of Employee's employment with the Company, he will not, directly or indirectly, divert, take away, solicit or interfere with any of the customers, accounts or employees of the Company or its affiliates existing as of the Effective Date or subsequently acquired by the Company or its affiliates during the Term. The Employee expressly acknowledges that his severance pay hereunder is adequate to support the Employee's livelihood for the period of the covenants set forth in
Section 16, that he has experience and expertise in areas which are unrelated to the business conducted by the Company, that he shall be able to earn a livelihood without violating the covenants set forth in Sections 15 and 16 of this Agreement and that the Company has relied upon the Employee's representations concerning the adequacy of his severance pay and that he has the ability to earn a livelihood in unrelated occupations as a specific condition precedent to the Company agreeing to enter into this Agreement and engage the Employee. The parties have attempted to limit the Employee's rights to compete only to the extent necessary to protect the Company from unfair competition. If, however, the restrictive covenants contained in this Agreement are held to be unenforceable at any time, the parties specifically direct the court, arbitrator or other trier of fact to modify and enforce said covenants

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to the extent that it believes is reasonable under the circumstances existing at that time, rather than deleting or rendering unenforceable such restriction(s).

         17. Property; Inventions. The Employee agrees that all discoveries, inventions, ideas, concepts, research and other information, processes, products, methods and improvements (collectively "Inventions") which are conceived, developed or otherwise made by him alone or jointly with others during the Term, shall be the sole property of the Company. The Employee therefore grants, conveys, transfers, alienates and assigns exclusively to the Company, for and throughout the world, in and for all languages (including but not limited to computer languages and human languages, whether now existing or subsequently developed) all rights, titles and interests (legal, equitable, use or otherwise) which Employee has, may have in the future or may have the right to claim now or in the future, in all Inventions, copyrights, patents, trademarks, trade names and service marks (whether or not registered, including all associated applications therefor and the right to file and register the same in the Company's or any other name), modifications, improvements, derivative works and/or other work which the Employee conceives solely or jointly with others (collectively the "Assigned Intellectual Property") which: (i) are related to any trade secrets, Confidential Information or other proprietary materials of the Company; (ii) are predicated upon or relate to work the Employee performs for the Company (whether or not done during normal working hours); (iii) the Employee develops based on materials, equipment, facilities or information of the Company; or (iv) the Employee develops during the one (1) year period immediately following the termination of his employment with the Company for any reason, if related to or competitive with the business or products of the Company. The foregoing assignment by the Employee is under any and all foreign or domestic, Federal, State or local copyright, trade secret, intellectual property, patent or other laws, is intended to be all inclusive, and specifically includes the right to sue for and collect and retain all damages associated with past, present or future infringements of any or all of the Assigned Intellectual Property. The Employee acknowledges that the Company has provided him with a copy of the Illinois Employee Patent Act (as set forth on attached Schedule "17"), that the Employee has read said Act in its entirety prior to executing this Agreement, and that he understands the Act's substantive provisions.

         The Employee's assignment of the Assigned Intellectual Property to the Company under this Agreement constitutes a complete, absolute and exclusive transfer of all rights (legal, equitable, use and otherwise) in the Assigned Intellectual Property, whether such rights are currently existing or arise in the future. The Employee does not reserve or retain any right, title or interest in any Assigned Intellectual Property or any trade secrets, Confidential Information or related information which concerns any Assigned intellectual Property. The Employee acknowledges and agrees that the Assigned Intellectual Property constitutes the sole, exclusive and confidential property of the Company. The Employee shall disclose to the Company, in full, accurate detail and in writing, all Inventions, derivative works, improvements and/or developments (whether or not patentable, copyrightable or otherwise protectable under law) which the Employee makes or assists in making either during the course of his employment with the Company or that in any way concern, relate to or are based upon the Confidential Information, Assigned Intellectual Property or any other trade secrets of the Company, and acknowledges that the same constitutes the Company's sole property.

         If at any time the Company deems it necessary or appropriate, the Employee shall execute any and all documents and shall provide such assistance (including testifying in court

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or other judicial or administrative proceeding) which the Company believes are necessary either to evidence or register the assignment of rights made by the Employee in this Agreement, or to evidence or register the rights so assigned.

         If the Employee ceases to be employed by the Company, or at any other time upon request of the Company, he shall promptly return any records, agreements, books of account, corporate memoranda, customer lists or other property belonging to the Company or its customers.

         18. Remedies. The Employee understands the Company would not have any adequate remedy at law for the material breach or threatened breach by Employee of any one or more of the covenants set forth in this Agreement and agrees that, in the event of any such material breach of threatened breach, the Company may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin Employee from the breach or threatened breach of such covenants, including but not limited to the right to obtain an immediate temporary restraining order.

         19. Termination. The Company shall have the option to terminate the employment of the Employee immediately for "Cause" at any time. "Cause" as used in this Agreement shall mean (a) willful failure by the Employee to perform, or gross neglect by the Employee of, his material duties under this Agreement (other than any such failure resulting from the Employee's incapacity due to physical or mental illness); provided, however, that in the event that the Company desires to terminate the employment of the Employee for Cause pursuant to this Section 19(a), the Board shall (i) furnish to the Employee written notice of the charges against the Employee, including a detailed description of the specific reasons which form the basis for the Company's desire to terminate the employment of the Employee for Cause and (ii) provide the Employee with an opportunity to cure, within thirty (30) days of his receipt of such notice, such actions or failures to act which constitute the Company's reasons for termination; (b) willful misconduct by the Employee which is injurious to the Company, monetarily or otherwise, including but not limited to dishonesty or fraud which is injurious to the Company, monetarily or otherwise; (c) conviction of a felony or commission of an act involving the Employee's moral turpitude as determined by the Federal District Court judge who has most recently retired from the Federal District Court located in the Northern District of Illinois; or
(d) material breach of Sections 15, 16 or 17 of this Agreement. For purposes of clauses (a) and (b) of the foregoing definition, no act, or failure to act, on the Employee's part shall be deemed "willful" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee's act or failure to act was in the best interests of the Company. The Board shall make the determination as to whether Cause exists as aforesaid to terminate the Employee, and shall provide the Employee with written notice thereof, as provided in the following sentence. Notwithstanding the foregoing, and although the Employee may have been relieved of his responsibilities, he shall not be deemed to have been terminated for Cause unless and until he has received (i) written notice of the specific charges against him, including a detailed description of the specific reasons which form the basis for such consideration, (ii) an opportunity, together with counsel, to be heard before the Board within ten (10) business days of his receipt of such notice (if the Employee fails or refuses to appear before the Board during such ten (10) day period, he shall be deemed to have consented to his termination for Cause as outlined in the Board's notice) and (iii) thereafter receive a second written notice from the Board stating that in the good faith opinion of the Board Cause as defined above exists for the Employee's termination, setting forth in specific detail the basis of such termination of

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employment. The obligations of the Employee under Sections 15, 16 and 17 of this
Agreement shall survive the termination of his employment for any reason.

         20. Modification. With respect to the terms of the Employee's employment, this Agreement constitutes the full and complete understanding and agreement of the parties, supersedes any prior understanding and agreement, and cannot be changed or terminated except in writing signed by the parties to be bound thereby.

         21. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligation of the Employee hereunder may not be assigned or delegated.

         22. Severability. Each provision of this Agreement shall be severable. If, for any reason, any provision herein is finally determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation of a court or agency having valid jurisdiction, such determination shall not impair the operation or affect the remaining provisions of this Agreement, and such remaining provisions will continue to be given full force and effect and bind the Company and the Employee.

         23. Waiver. The waiver by either party of any breach of this Agreement by the other will not operate or be construed as a waiver of any other breach by the other which is not specifically waived in writing.

         24. Notice. Any notice or other communication required or permitted to be given to a party pursuant to this Agreement shall be in writing and shall be determined to have been duly given when delivered personally or deposited in United States certified or registered mail, return receipt requested, postage prepaid, as follows:

              If to the Employee:            James R. Tennant
                                             2771 Sheridan Road
                                             Evanston, Illinois 60201

              If to the Company:             Home Products International, Inc.
                                             Attention: James E. Winslow
                                             4501 West 47th Street
                                             Chicago, Illinois 60632

                                             With a Copy to:

                                             Much Shelist Freed Denenberg
                                             Ament & Rubenstein, P.C.
                                             Attention: Jeffrey C. Rubenstein
                                             200 North LaSalle Street
                                             Chicago, Illinois 60601

Either party may change his or its address for the purpose of this section by written notice given in the manner provided above.

         26. Illinois Law. This Agreement shall be interpreted and construed in accordance with Illinois Law.

            The parties have executed this Agreement as of the Effective Date.

      EMPLOYEE:                                 COMPANY:


/s/ James R. Tennant                             By: /s/ James E. Winslow
------------------------------                       ---------------------------
James R. Tennant, individually                   Its: EVP & CFO
                                                      --------------------------

                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made as of the 14th day of October, 1999 (the "Effective Date"), between Home Products International, Inc., a Delaware corporation (the "Company"), and James R. Tennant (the "Employee").

                                    RECITALS

         WHEREAS, the Employee and the Company have entered into an Employment Agreement dated as of May 19, 1999 (the "Employment Agreement"); and

         WHEREAS, the parties wish to amend certain provisions of the Employment Agreement in accordance with the provisions hereof.

                                     CLAUSES

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, the parties agree as follows:

         1. Section 13(a) of the Employment Agreement is hereby deleted in its entirety and replaced by the following:

               13.    Change of Corporate Control.

                      (a) Definitions. For purposes of this Agreement, a "Change of Control" shall have occurred upon notice that (i) any individual or entity (other than the Company, any subsidiary of the Company, any employee benefit plan or other compensation program or arrangement of the Company or of any subsidiary of the Company, or any person holding shares of the Company's common stock for or pursuant to the terms of any such plan, program or arrangement), alone, or together with its Affiliates (as defined below) and Associates (as defined below), shall become an Acquiring Person (as defined below); or (ii) the shareholders of the Company approve a definitive agreement for a merger or consolidation involving the Company which would result in the common stock of the Company outstanding immediately prior to such merger or consolidation continuing to represent (whether by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty percent (50%) of the combined voting power of the Company and such other entity outstanding immediately after such merger or consolidation; or (iii) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or (iv) the Continuing Directors (as defined below) no longer constitute a majority of the Board. "Acquiring Person" means any individual or entity who or which, together with all its Affiliates and Associates, has acquired 40% or more of the shares of the Company's common stock then outstanding. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). "Continuing Director" means any individual who is a member of the Board, while such individual is a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative or nominee of an Acquiring Person or of any such Affiliate or

         Associate, and was a member of the Board prior to the occurrence of a Change in Control, and any successor of a Continuing Director, while such successor is a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or representative or nominee of an Acquiring Person or of any such Affiliate or Associate, and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

         2. Illinois Law. This Amendment No. 1 to Employment Agreement shall be interpreted and construed in accordance with Illinois Law.

         The parties have executed this Agreement as of the Effective Date.

EMPLOYEE:                                       COMPANY:


By: /s/ James R. Tennant                         By:  /s/ James E. Winslow
    ------------------------------                    --------------------------
    James R. Tennant, individually               Its: Executive VP & CFO
                                                      --------------------------

                     AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

         THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT is made as of the 15th day of December, 1999 (the "Effective Date"), between Home Products International, Inc., a Delaware corporation (the "Company"), and James R. Tennant (the "Employee").

                                    RECITALS

         WHEREAS, the Employee and the Company have entered into an Employment Agreement dated as of May 19, 1999, as amended as of October 14, 1999 (the "Employment Agreement"); and

         WHEREAS, the parties wish to amend certain provisions of the Employment Agreement in accordance with the provisions hereof.

                                     CLAUSES

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, the parties agree as follows:

         1. Section 16 of the Employment Agreement is hereby amended in its entirety and replaced by the following:

         "16. Non-Competition, Non-Solicitation. The Employee agrees that, during the Term, and if the Employee is terminated for Cause (as defined below), Employee is entitled to severance pay as provided in Sections 12 or 13 above, or voluntarily resigns, then for a period of three (3) years following such termination of the Employee's employment with the Company, he will not, directly or indirectly, alone or in association with others, either as a principal, agent, owner, shareholder, officer, director, partner, employee, lender, investor, consultant, manager or in any other capacity, engage in, have a financial interest in, or be in any way connected or affiliated with, or render advice or services to, any business which competes with the Company or its affiliates, including any entity engaged in the manufacture or distribution of any products which are manufactured, assembled or sold by the Company or its affiliates; provided, however, that (a) the Employee may own less than five percent (5%) of the outstanding securities of public companies which are engaged in the same business as the Company or its affiliates and (b) in the event of the termination of the Employee's employment with the Company for any reason, the Employee may work for a segment or business unit of a business which competes with the Company so long as the segment or unit for which he is working does not compete. The Employee further agrees that, during the Term, and in the event that the Employee is either terminated for Cause (as defined below), is entitled to severance pay as provided in Section 12 above or voluntarily resigns, then for a period of three (3) years following the termination of Employee's employment with the Company, he will not, directly or indirectly, divert, take away, solicit or interfere with any of the customers, accounts or employees of the Company or its affiliates existing as of the Effective Date or subsequently acquired by the Company or its affiliates during the Term. The Employee expressly acknowledges that his severance pay hereunder is adequate to support the Employee's livelihood for the period of the covenants set forth in

Section 16, that he has experience and expertise in areas which are unrelated to the business conducted by the Company, that he shall be able to earn a livelihood without violating the covenants set forth in Sections 15 and 16 of this Agreement and that the Company has relied upon the Employee's representations concerning the adequacy of his severance pay and that he has the ability to earn a livelihood in unrelated occupations as a specific condition precedent to the Company agreeing to enter into this Agreement and engage the Employee. The parties have attempted to limit the Employee's rights to compete only to the extent necessary to protect the Company from unfair competition. If, however, the restrictive covenants contained in this Agreement are held to be unenforceable at any time, the parties specifically direct the court, arbitrator or other trier of fact to modify and enforce said covenants to the extent that it believes is reasonable under the circumstances existing at that time, rather than deleting or rendering unenforceable such restriction(s). The Employee and Company further agree that all payments or other remuneration made to Employee by the Company upon Employee's termination, for any reason, are in consideration of the Employee's agreeing to and abiding by the restrictive covenants set forth in Section 15 and 16 of this Agreement."

         2.    The following Section 27 is hereby added to the Employment
Agreement:

         "27. Prevailing Party Rights. The prevailing party in any dispute and/or litigation in connection with this Employment Agreement shall be entitled to recover from the other party all costs and expenses, including without limitation, reasonable attorney's fees incurred by such party in connection with any such dispute and/or litigation."

         3.    The following section 28 is hereby added to the Employment
Agreement:

         "28. Certain Additional Payments by the Company. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (the "Distribution") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax payable under any federal, state, local or other law, or any interest or penalties are incurred by the Employee with respect to such excise tax or similar tax (such excise tax and all such other similar taxes, together with any corresponding interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive from the Company an additional payment ("Additional Payment") equal to an amount such that after payment by the Employee of all taxes (plus interest and penalties imposed with respect to such taxes), including the Excise Tax and any income taxes imposed upon on the Employee from the payment by the Company of the Additional Payment, the Employee retains an amount of the Additional Payment equal to the Excise Tax imposed upon the Distribution. All determinations required to be made under this Section 28, including whether and when an Additional Payment is required, the amount of such Additional Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized public accounting firm designated by the Employee (the "Accounting Firm"), which Accounting Firm, shall provide upon completion detailed supporting calculations both to the Company and the Employee. All fees and expenses of the Accounting Firm in calculating the Additional Payment shall be borne solely by the Company. The Additional Payment, as determined pursuant to this Section 28, shall be paid by the Company to the Employee within five (5) days of the Company's receipt of the Accounting Firm's determination.

         The Employee shall notify the Company in writing of any claim by the Internal Revenue Service or other tax authority that, if successful, would require the payment by the Company of the Additional Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Any failure by the Employee to give or delay in giving such notice shall effect the Company's obligations under this Section 28, only if and to the extent that such failure results in actual prejudice to the Company. The Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

               a. give the Company any information reasonably requested by the Company relating to such claim;
               b. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
               c. cooperate with the Company in good faith in order to effectively contest such claim in any permissible manner; and
               d. permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation, plus payment of costs and expenses.

         Additionally, if the Company directs the Employee to pay any such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on a interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. Any extension of the statute of limitations relating to payment of the taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which an Additional Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal revenue Service or any other taxing authority.

         If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 28, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section 28) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 28, a determination is made that the Employee shall not be entitled to any refund with respect to such claim, then any such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Additional Payment required to be paid."

         4.    The following Section 29 is hereby added to the Employment
Agreement:

         "29. Letter of Credit. Upon request by the Employee, the Company shall provide Employee a letter of credit for his benefit in the amount of $375,000 ("Letter of Credit"). The Letter of Credit shall secure the following obligations of the Company to the Employee:

                      a. any and all post termination employee benefits to be provided Employee pursuant to this Agreement or otherwise;
                      b.      payment of the Additional Payment; and
                      c. any legal, consulting or accounting fees, costs and/or expenses incurred by the Employee with respect to securing any of the amounts due pursuant to Paragraphs a. and b. above and/or in defending any challenge raised with respect to any payments received pursuant to this Agreement."

         5. In all other respects, the Employment Agreement, as amended by this Amendment No. 2, is hereby ratified and confirmed.

            The parties have executed this Agreement as of the Effective Date.

EMPLOYEE:                                       COMPANY:

/s/ James R. Tennant                              By:   /s/ James E. Winslow
------------------------------                         -------------------------
James R. Tennant, individually                    Its: Executive VP & CFO
                                                       -------------------------